CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GEEKNET, INC.

A Delaware Corporation

Geeknet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.	The name of this Corporation is Geeknet, Inc.

B.	The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 21, 1999.

C.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation set forth herein as follows:

a.	Section B of Article Seventh of the Amended and Restated Certificate of Incorporation of the shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

“Each director shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.  If the number of directors is increased at or following the 2011 annual meeting of stockholders, any additional director elected to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders.  In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.”

b.	Section D of Article Seventh of the Amended and Restated Certificate of Incorporation of the shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

“Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors than in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director's successor shall have been elected and qualified.”

c.	Section G of Article Seventh of the Amended and Restated Certificate of Incorporation of the shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

“Any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.”

D.
This Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

____________________

IN WITNESS WHEREOF, Geeknet, Inc. has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by Kenneth Langone, its President and Chief Executive Officer, this 10th day of May, 2011.

GEEKNET, INC.

_/s/ Kenneth Langone
Kenneth Langone
President and Chief Executive Officer

Geeknet, Inc.
Certificate of Amendment of Amended and Restated Certificate of Incorporation